LIMITED LIABILITY COMPANY AGREEMENT

OF

NCR ATMCo, LLC

        THIS LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) of NCR ATMCo, LLC (the “Company”) dated as of this 14th day of April, 2023, by NCR Corporation, as the sole member of the Company (the “Member”).

RECITAL

        The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE 1
The Limited Liability Company

        1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Certificate of Formation was filed by an “authorized person” for such purpose within the meaning of the Act, which filing is hereby authorized and ratified in all respects.

        1.2 Name. The name of the Company shall be “NCR ATMCo, LLC” and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

        1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or desirable to the conduct, promotion or attainment of the business purposes or activities of the Company.

        1.4 Registered Office and Agent. The location of the registered office of the Company shall be 251 Little Falls Drive, Wilmington, DE 19808. The Company's registered agent at such address shall be Corporation Service Company.

        1.5 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.

ARTICLE 2
The Member

        2.1 The Member. The name and address of the Member are as follows:

Name                    Address

NCR Corporation            864 Spring Street NW
Atlanta, GA 30308

        2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the consent of the Member. Meetings of the Member may be called at any time by the Member.

        2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payments of debts, obligations, expenses or liabilities of the Company.

        2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company with respect to any matter.

        2.5 Admission of Members. New members shall be admitted only upon the approval of the Board.

ARTICLE 3
The Board

        3.1 Management By Board of Managers.

            (a) Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of one (1) to fifteen (15) individuals (the “Managers”), the exact number of Managers to be determined from time to time by resolution of the Member. The initial Board shall consist of three (3) members, who shall be Yi Song, Michael G. Nelson and Vladimir Samoylenko.

            (b) Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Member.

            (c) Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board may be filled either by the Member or by the Managers remaining in office. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

            (d) Notwithstanding any other provision of this Agreement, the Board is expressly authorized and may elect by written resolution of a majority of the Managers, without any vote or consent by the Member, to convert the Company into a corporation under the laws of any state, by statutory conversion, merger or any other method permitted by applicable law on such terms and conditions as they determine in their sole discretion. The Board is expressly authorized to take, and to authorize the officers of the Company to take, all actions such as may be necessary or desirable to effectuate a conversion approved by the Board pursuant to this section.

        3.2 Action By the Board.

            (a) Meetings of the Board may be called by any Manager upon twenty-four hours prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

            (b) Meetings of the Board may be conducted in person or by telephone, videoconference or similar communications equipment by means of which persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager. Attendance at any meeting of the Board by a Manager shall be deemed a waiver thereof by such Manager and of any notice requirements hereunder.

        3.3 Power to Bind Company. None of the Managers (acting in their capacity as such) shall individually have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

        3.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

ARTICLE 4
Capital Structure and Contributions

        4.1 Capital Structure. The capital structure of the Company shall consist of one class of common units (the “Common Units”). All Common Units shall be identical with each other in every respect. The Member shall own all of the Common Units issued and outstanding. Concurrent with its formation, the Company has issued one hundred (100) Common Units to the Member, which, as of the date hereof, constitute all of the issued and outstanding Common Units.

        4.2 Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE 5
Profits, Losses and Distributions

        5.1 Profits and Losses. For financial accounting and tax purposes, the Company's net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Member.

        5.2 Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Units, the determined amount when, as and if declared by the Board. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE 6
Events of Dissolution

        The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a)The Member votes for dissolution;

(b)A majority of the Managers vote for dissolution; or

(c)A judicial dissolution of the Company under Section 18-802 of the Act.

No other event, including, without limitation, the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member, or the conversion of the Company to a corporation pursuant to applicable law and Section 3.1(d) hereof, shall cause the dissolution of the Company; provided, however, that in the event of any occurrence resulting in the termination of the continued membership of the last remaining member of the Company, the Company shall be dissolved unless, within 90 days following such event, the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of such personal representative (or any other person or entity designated by such personal representative) as a member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining member of the Company.

ARTICLE 7
Transfer of Interests in the Company

        The Member may sell, assign, transfer, convey, gift, exchange, pledge, hypothecate or otherwise dispose of (“Transfer”) any or all of its Common Units to any person or entity; provided, however, that such person or entity to whom such Common Units are Transferred shall be an assignee and shall have no right to participate in the Company's business and affairs unless and until such person or entity shall be admitted as a member of the Company upon (i) the prior written approval by the Board pursuant to Section 2.5 of this Agreement and (ii) receipt by the Company of a written agreement executed by the person or entity to whom such Common Units are Transferred agreeing to be bound by the terms of this Agreement.

ARTICLE 8
Exculpation and Indemnification

        8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member nor the Managers, nor any of their respective current or former officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents, nor any of their respective successors or legal or personal representatives, nor any current or former officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall have any liability to the Company, the Member or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person other than in the case of fraud or a knowing and intentional violation of applicable law.

        8.2 Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its business, assets, properties, subsidiaries or liabilities. A Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud or a knowing and intentional violation of applicable law or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person's rights to indemnification hereunder or (B) was authorized or consented to by the Board or the Member.

        8.3 Expenses. Expenses incurred in connection with any Claim (including in serving as a witness in connection with any Claim) by (y) the Member or any Manager or any officer, director, stockholder, partner, member, manager, or affiliate of the Member or any Manager shall be paid by the Company and (z) any other Covered Person may be paid by the Company, but only upon the prior written approval of the Board or the Member, upon such terms and conditions, if any, as the Board or the Member deems appropriate, in each case, in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 8.2.

        8.4 Cumulative Rights; Successors. The right of any Covered Person to the indemnification and advancement of expenses provided herein (i) is cumulative of, and in addition to, any and all rights to indemnification or advancement to which such Covered Person may otherwise be entitled, whether by contract, as a matter of law or equity, or otherwise, and (ii) shall inure to the benefit of such Covered Person and any of such Covered Person’s successors, heirs, and personal and legal representatives.

        8.5 Amendments. Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification, provided, that, upon any change in legal entity form of the Company, any Covered Person shall be as set forth in the Company’s organizational documents at such time. No conversion of the Company to any other form of legal entity shall be deemed to change the terms of Section 8.1 hereof, which at all times shall govern the period during which this Agreement was in effect.

ARTICLE 9
Miscellaneous

        9.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

        9.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be effective only if approved in writing by either the Member or the Board. An amendment shall become effective as of the date specified in the approval either of the Member or the Board or if none is specified as of the date of such approval.

        9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions of this Agreement will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member or the Board with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

        9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

        9.5 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neutral gender shall include the masculine, feminine and neuter. The word “including” means including, without limitation. The word “Person” means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.

        9.6 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

                NCR Corporation

                By: /s/ Vladimir Samoylenko____________
                Name: Vladimir Samoylenko
                Title: Vice President, Controllership & Tax

[Signature page for NCR ATMCo, LLC Limited Liability Company Agreement]